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                                                                    EXHIBIT 23.1


Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement of
U. S. Bancorp on Form S-4 of our report dated January 19, 1995, on our audits of the consolidated financial statements of West One Bancorp and subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report includes an explanatory paragraph relating to West One Bancorp's change in accounting for investment securities in 1993 and is incorporated by reference in the 1994 Annual Report on Form 10-K from the 1994 Annual Report to Shareholders of West One Bancorp. We also consent to the reference to our firm under the caption "Experts."



                                           /s/ Coopers & Lybrand L.L.P.


Boise, Idaho
August 22, 1995